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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE


[APRIA LOGO]                                    FEBRUARY 4, 1998


3560 Hyland Avenue                      For Further Information, Contact:
Costa Mesa, California 92626            Sheree L. Aronson
Tel 714.427.2000                        Director of Investor Relations
Fax 714.540.2482                        714.427.4919


                      APRIA HEALTHCARE ANNOUNCES AGREEMENT
                             FOR EQUITY INVESTMENT

               o Joseph Littlejohn & Levy to Lead Investor Group
              o Agreement Provides for Further Board Restructuring


        COSTA MESA, CALIF ... February 4, 1998 ... Apria Healthcare Group Inc. (NYSE.AHG) announced today that its board of directors has unanimously voted in favor of a $242 million recapitalization of the company, including a tender offer for 17.3 million, or 33 percent, of Apria shares at $14 per share. The repurchase of shares will be funded by a $172.2 million equity investment in Apria and new Apria debt. The equity investment will be provided by Joseph Littlejohn & Levy (JLL) and CIBC WG Argosy Merchant Fund 2, LLC (CIBC), an affiliate of Canadian Imperial Bank of Commerce. Both are private investment funds headquartered in New York.

        Under the terms of the agreement, JLL and CIBC will purchase 12.3 million Apria shares and warrants for five million shares exercisable at $20.00 per share. Upon completion of the transaction, JLL and CIBC will own approximately 26 percent of Apria's outstanding shares. The transaction will require Apria shareholder approval and the consent of the holders of Apria's
9.5 percent senior subordinated notes.



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Apria  Healthcare                                                      2.2.2.2.2

     In conjunction with the recapitalization plan, Apria also announced a further restructuring of the company's board of directors that will result in the replacement of most of the existing board. Under the proposed restructuring, three representatives of JLL and CIBC will be elected directors of the company: Paul S. Levy, 50, and David Y. Ying, 43, partners of JLL, and Jay R. Bloom, 42, a managing director at CIBC. Apria chairman George L. Argyros, 60, the company's largest individual shareholder with 2.7 million shares, or 5.4 percent of currently outstanding shares, will remain on the reconstituted board with Ralph V. Whitworth, 42, who joined the board on January 27. Whitworth is a principal and managing member of Apria's largest institutional shareholder, Relational Investors LLC, which controls 5.1 million shares of Apria common stock, or 9.9 percent of currently outstanding shares. Another board seat is expected to be filled by a director endorsed by Franklin Mutual Advisors, which controls 4.4 million shares of Apria common stock, or
8.6 percent of currently outstanding shares. In addition, one board seat is expected to be held by a new chief executive officer, to be selected before proxy materials are mailed in connection with an Apria shareholders' meeting. The remaining two board seats will be filled by individuals mutually agreed upon by JLL, CIBC and the existing Apria board.

     "The board has unanimously reached an agreement that will benefit all Apria shareholders by allowing Apria to build on its fundamental strengths and create a well-capitalized, superior organization for shareholders, employees, customers and patients," said Argyros. "Apria has a valuable franchise in a vital and growing industry. Our operating cash flow continues to be robust and we hold a solid number one market position in two of our three core businesses. We are pleased that JLL and CIBC see significant value and opportunity in Apria, and look forward to a productive working relationship with them."



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Apria Healthcare                                                       3.3.3.3.3


     "We believe that the underlying positive dynamics of the homecare industry represent an extraordinary investment opportunity," said Levy. "We are enthusiastic about participating in the revitalization of Apria. JLL, with the leadership of outstanding management teams, led restructurings of Kendall International Inc. and OrNda Healthcorp to the great benefit of those companies' shareholders and other constituents. We hope to repeat those successes with Apria. Apria is the pacesetter in a growing industry with a bright future.
After this transaction, Apria's balance sheet will be solid. Once operations are back on a growth tract, we expect the company to explore additional growth through strategic acquisitions."

     "This is excellent news for Apria shareholders," said Whitworth. "The plan will enable shareholders with a long-term interest to benefit from Apria's significant potential for future returns, while allowing others to sell shares at a premium to recent prices. It also provides Apria with a highly motivated board. This approach has the greatest opportunity for success because it adds strength to Apria's overall strategy and business operations."

     No dates have yet been set for the shareholder vote, tender offer or record dates.

     Since its founding in 1988, JLL has made controlling equity investments in numerous companies. Its previous healthcare-related transactions include the 1991 recapitalization of OrNda Healthcare. In the five years following this recapitalization, OrNda's common stock value increased five-fold. JLL also led the recapitalization of Kendall International Inc., which experienced a substantial improvement in common stock value before it was acquired by Tyco International Ltd. in 1994.

     Apria provides and manages comprehensive homecare services, including respiratory therapy, home infusion and home medical equipment through 350 branches serving patients in 50 states. With more than $1 billion in annual revenues, Apria is among the nation's largest homecare providers.


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Apria Healthcare                                                       4.4.4.4.4

     This release includes statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risk factors set forth in the company's report on Form 8-K, filed with the Securities and Exchange Commission on June 26,1997, constitute cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks include whether the company will be able to resolve issues pertaining to the collectibility of its accounts receivable, pricing pressures (including changes in governmental reimbursement levels), the impact of healthcare reform proposals, the effect of federal and state healthcare regulations, the highly competitive market, recent losses, the concentration of large payors and dependence on relationships with third parties.


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